Exhibit 99.1

Metromedia International Group Announces Delay in Filing of its Third Quarter 2004 Form 10-Q

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Nov. 15, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") currently traded as: (OTCBB: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that it has not filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the "Third Quarter Form 10-Q") with the United States Securities and Exchange Commission ("SEC").
     The delay in filing the Third Quarter Form 10-Q is attributable to the additional effort and time that has been required for the finance team of the Company's PeterStar business venture to prepare, finalize and submit its final US GAAP financial results to the Company's corporate finance team. As a result of the delay in the submission of the PeterStar US GAAP financial reports, the Company's corporate finance team has not been able to complete its review and analysis of the PeterStar financial results, and as such, able to finalize the Company's consolidated financial statements and management's discussion and analysis of the Company's financial condition and results of operations.
     At present, the Company is uncertain as to when it will complete the filing of the Third Quarter Form 10-Q with the SEC, but anticipates filing during the week of November 29, 2004.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.
     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to file its Third Quarter Form 10-Q during the week of November 29, 2004. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

     Please visit our website at www.metromedia-group.com.

     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704-321-7383
              investorrelations@mmgroup.com